EXHIBIT 99.1

ICG Announces Second Quarter Financial Results

WAYNE, Pa., July 28, 2011 (GLOBE NEWSWIRE) -- ICG Group, Inc. (Nasdaq:ICGE) ("ICG") today reported its results for the quarter ended June 30, 2011.

"We are pleased to report strong second quarter results, led by the performance of our core consolidated companies," said Walter Buckley, ICG's Chief Executive Officer. "With our proven leadership team driving the continued growth of these companies, ICG is well positioned to enhance shareholder value."

GAAP Financial Results

ICG's GAAP revenue increased to $35.3 million for the quarter ended June 30, 2011, up from $26.7 million in the comparable 2010 period. GAAP net loss for the quarter ended June 30, 2011 was $(3.2) million, or $(0.09) per diluted share, compared to net income of $15.8 million, or $0.43 per diluted share, in the comparable 2010 period. Results for both quarters include non-recurring gains that are detailed later in this release.

ICG's corporate cash and cash equivalents were $114.2 million at June 30, 2011, and the value of ICG's holdings in GoIndustry-DoveBid (LSE.AIM:GOI) was $4.3 million.

Core Consolidated Companies

Core consolidated revenue totaled $35.3 million in the second quarter of 2011, an increase of 29% from the corresponding 2010 period. Core consolidated EBITDA totaled $3.8 million for the second quarter of 2011, as compared to $1.7 million in the corresponding 2010 period.

Core consolidated revenue totaled $69.3 million for the first half of 2011, an increase of 29% from the corresponding 2010 period. Core consolidated EBITDA totaled $7.7 million for the first half of 2011, as compared to $3.6 million in the corresponding 2010 period.

ICG Commerce reported $30.5 million of revenue for the second quarter of 2011, representing an increase of 30% over the comparable 2010 period. ICG Commerce's EBITDA, excluding stock-based compensation and unusual items, for the quarter ended June 30, 2011 increased to $5.0 million, up from $2.6 million in the comparable 2010 period. During the quarter, ICG Commerce signed a multi-year, multi-million dollar contract with a company in the consumer packaged goods sector. ICG Commerce also acquired Neuwing Energy Ventures, which brings deep procurement-related expertise to energy and renewable energy initiatives, allowing ICG Commerce to impact a broader scope of spend and better support clients' sustainability objectives.

GovDelivery and InvestorForce revenue growth was 28% and 23%, respectively, for the second quarter of 2011 compared to the second quarter of 2010.

2011 Guidance

ICG reaffirms its 2011 guidance and continues to expect core consolidated revenue for 2011 to range from $142 million to $148 million and core consolidated EBITDA to range from $16 million to $18 million.

For information related to ICG's core equity companies, Channel Intelligence, Freeborders, StarCite and WhiteFence, please refer to the supplemental schedule on our website, as well as the slide presentation that will accompany today's earnings results webcast. See below for further details regarding the webcast.

Please see ICG's website at www.icg.com for more information on ICG, its companies and its second quarter 2011 results.

ICG will host a webcast at 10:00 a.m. ET today to discuss its financial results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to www.icg.com and click on the investor relations tab. Then click the link for the second quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode 866-825-1709. The international dial-in number is 617-213-8060. The pass code is 86472186.

For those unable to participate in the conference call, a replay will be available from July 28, 2011 at 1:00 p.m. ET until August 4, 2011 at 11:59 p.m. ET. To access the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international). The pass code is 58735184. The replay and slide presentation also can be accessed in the investor relations section of the ICG website at www.icg.com/investors/events-and-presentations/.

About ICG

ICG (Nasdaq:ICGE) identifies, capitalizes and grows companies in the SaaS and tech-enabled BPO sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market changers and market leaders. ICG focuses on building successful businesses in the SaaS and tech-enabled BPO sectors by providing them with access to management expertise and strategic and operational guidance, as well as growth capital.

The ICG logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7794

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies' customers, our companies' ability to compete successfully against their respective competitors, our companies' ability to timely and effectively respond to technological developments, our and our companies' collective ability to retain key personnel, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, and other risks and uncertainties detailed in ICG's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.

ICG Group, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenue	$ 35,328	$ 26,657	$ 69,282	$ 52,412

Operating Expenses
Cost of revenue	21,775	17,643	42,765	34,325
Selling, general and administrative	12,115	10,788	23,702	21,222
Research and development	3,325	2,645	6,454	5,069
Amortization of intangibles	338	339	675	678
Impairment related and other	82	96	119	168
Total operating expenses	37,635	31,511	73,715	61,462

Operating income (loss)	(2,307)	(4,854)	(4,433)	(9,050)

Other income (loss), net	1,612	24,627	26,558	64,923
Interest income	124	138	208	199
Interest expense	(186)	(25)	(332)	(69)
Income (loss) before income taxes and equity loss	(757)	19,886	22,001	56,003

Income tax benefit (expense)	963	411	(1,977)	(205)
Equity loss	(3,185)	(4,580)	(6,761)	(10,915)
Income (loss) from continuing operations	(2,979)	15,717	13,263	44,883
Income (loss) on discontinued operations	--	223	--	201
Net income (loss)	(2,979)	15,940	13,263	45,084
Less: Net income (loss) attributable to the noncontrolling interest	254	179	606	552
Net income (loss) attributable to ICG	$ (3,233)	$ 15,761	$ 12,657	$ 44,532

Amounts attributable to ICG common shareholders:
Net income (loss) from continuing operations	$ (3,233)	$ 15,570	$ 12,657	$ 44,372
Net income (loss) on discontinued operations	--	191	--	160
Net income (loss) attributable to ICG common shareholders	$ (3,233)	$ 15,761	$ 12,657	$ 44,532

Basic net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ (0.09)	$ 0.43	$ 0.34	$ 1.23
Income (loss) on discontinued operations attributable to ICG common shareholders	--	--	--	--
	$ (0.09)	$ 0.43	$ 0.34	$ 1.23

Shares used in computation of basic net income (loss) per common share attributable to ICG common shareholders	36,961	36,346	36,953	36,326

Diluted net income (loss) per share:
Income (loss) from continuing operations attributable to ICG common shareholders	$ (0.09)	$ 0.42	$ 0.33	$ 1.22
Income (loss) on discontinued operations attributable to ICG common shareholders	--	0.01	--	--
Income (loss) attributable to ICG common shareholders	$ (0.09)	$ 0.43	$ 0.33	$ 1.22

Shares used in computation of diluted net income (loss) per common share attributable to ICG common shareholders	36,961	37,074	37,976	36,518

ICG Group, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$ 132,444	$ 92,639
Accounts receivable, net	28,885	25,832
Deferred tax asset	804	4,830
Income tax receivable	--	6,314
Prepaid expenses and other current assets	3,095	2,528
Total current assets	165,228	132,143
Fixed assets, net	6,303	5,991
Ownership interests in partner companies	51,574	83,829
Goodwill	22,369	20,317
Intangibles, net	13,157	13,832
Deferred tax asset	25,061	22,973
Other assets, net	4,954	1,904
Total assets	$ 288,646	$ 280,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of other long-term debt	$ 4,259	$ 4,623
Accounts payable	2,443	1,973
Accrued expenses	2,698	2,777
Accrued compensation and benefits	10,386	15,327
Deferred revenue	11,093	10,293
Total current liabilities	30,879	34,993
Long-term debt	12,688	15,458
Other non-current liabilities	1,551	927
Total liabilities	45,118	51,378
Redeemable noncontrolling interest	1,277	1,182
Equity:
Controlling (ICG) equity	236,498	223,807
Noncontrolling interest	5,753	4,622
Total stockholders' equity	242,251	228,429
Total liabilities and stockholders' equity	$ 288,646	$ 280,989

ICG
Non-GAAP Reconciliation
(In thousands)

The following table is a reconciliation of non-GAAP financial measures to GAAP results.

	Quarter Ended June 30,		Year to Date Ended June 30,
	2011	2010	2011	2010

Reconciliation of GAAP revenue to core consolidated revenue (A)

GAAP revenue	$ 35,328	$ 26,657	$ 69,282	$ 52,412

Deferred revenue not recorded in purchase accounting	--	667	--	1,501

Core consolidated revenue	$ 35,328	$ 27,324	$ 69,282	$ 53,913

Reconciliation of GAAP Net income (loss) attributable to ICG to adjusted operating income (loss) and core consolidated EBITDA (A)

GAAP Net income (loss) attributable to ICG:	$ (3,233)	$ 15,761	$ 12,657	$ 44,532

Net income attributable to non-controlling interests	254	179	606	552
Discontinued operations	--	(223)	--	(201)
Equity loss (income)	3,185	4,580	6,761	10,915
Income tax expense (benefit)	(963)	(411)	1,977	205
Interest (income) expense, net	62	(113)	124	(130)
Other (income) loss, net (B)	(1,612)	(24,627)	(26,558)	(64,923)

Consolidated operating income (loss)	(2,307)	(4,854)	(4,433)	(9,050)

Depreciation - corporate	11	15	24	30
Amortization of intangibles (resulting from acquisitions) - corporate	338	339	675	678
Depreciation and amortization - core consolidated	796	599	1,572	1,134
Stock-based compensation - corporate	836	618	1,464	1,217
Stock-based compensation - core consolidated	190	234	296	373
Impairment related and other - corporate	--	--	--	--
Impairment related and other - core consolidated	82	96	119	168

Adjusted operating income (loss)	(54)	(2,953)	(283)	(5,450)

Corporate:
Operating expenses	3,870	4,164	7,902	8,074

Core Consolidated Companies:
Deferred revenue not recorded in purchase accounting	--	667	--	1,501
Other income (loss), net	11	(135)	93	(478)

Core consolidated EBITDA	$ 3,827	$ 1,743	$ 7,712	$ 3,647

(A) Core consolidated revenue, core consolidated EBITDA and adjusted operating income (loss) are non-GAAP financial measures and have no standardized measurement prescribed by GAAP. Core consolidated revenue is the sum of the revenue of ICG's three core consolidated companies. Core consolidated EBITDA is the sum of the earnings (losses) before interest, taxes, depreciation and amortization, stock-based compensation and unusual items of ICG's three core consolidated companies. ICG's management considers charges unusual when they are transactional-driven or non-recurring. Adjusted operating income (loss) is consolidated operating income (loss), adjusted for depreciation and amortization, stock-based compensation, and impairment related and other amounts of ICG and its three core consolidated companies. ICG's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others that enables each such group to evaluate core consolidated companies' current and future prospects in a similar manner as ICG's management and to review results on a comparable basis for all periods presented.

(B) Other (income) loss, net, as reflected in reconciliation above, relates to net gains as follows:	Quarter Ended June 30,		Year to Date Ended June 30,
	2011	2010	2011	2010
	(in millions)

Gains on sales of marketable securities	$ --	$ 23.0	$ --	$ 57.8
Gain on Metastorm sale	--	--	24.9	--
Gain on distribution	1.4	--	1.4	--
Net gains (losses) on sales of companies	0.2	1.7	0.2	6.7
Other, net	--	(0.1)	--	0.4
Other income (loss), net on Consolidated Statements of Operations	$ 1.6	$ 24.6	$ 26.5	$ 64.9
CONTACT: Investor inquiries:
         Karen Greene
         ICG
         Investor Relations
         610-727-6900
         IR@icg.com